Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Quarterly Coal Sales Volumes and Financial Results; Raises Quarterly Cash Distribution 2.25% to $0.625 Per Unit

TULSA, OKLAHOMA, July 28, 2014 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results, setting new records for coal sales volumes, revenues, net income and EBITDA for the quarter ended June 30, 2014 (the “2014 Quarter”).  Led by record coal sales volumes, revenues increased to a record $598.6 million, an increase of 8.1% compared to the quarter ended June 30, 2013 (the “2013 Quarter”).  ARLP also posted records in the 2014 Quarter for net income, which climbed 32.3% to $137.7 million, or $1.37 of net income per basic and diluted limited partner unit, and EBITDA, which increased 19.4% to $213.0 million. (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) increased the cash distribution to unitholders for the 2014 Quarter to $0.625 per unit (an annualized rate of $2.50 per unit), payable on August 14, 2014 to all unitholders of record as of the close of trading on August 7, 2014.  The announced distribution represents an 8.5% increase over the cash distribution of $0.57625 per unit for the 2013 Quarter and a 2.25% increase over the cash distribution of $0.61125 per unit for the quarter ended March 31, 2014 (the “Sequential Quarter”).  This is the first distribution payable following the recently completed two-for-one unit split.  Comparative amounts for distributions per unit, as well as net income per basic and diluted limited partner unit, reflected in this press release have been adjusted for the unit split.

“Building on its strong start to the year, ARLP continued its record-setting performance by once again posting new operating and financial benchmarks in the 2014 Quarter,” said Joseph W. Craft III, President and Chief Executive Officer.  “Our Tunnel Ridge mine turned in its second consecutive solid quarter.  Our other Appalachia mines, MC Mining and Mettiki also performed well, driving our costs per ton for this operating segment to its lowest level ever. Record coal sales volumes also contributed to our outstanding results this quarter, as coal inventories fell significantly to approximately 501,000 tons.  Based on our record quarterly results and its confidence in ARLP’s future performance and growth prospects, our Board is pleased to share this success with our unitholders by increasing distributions for the twenty-fifth consecutive quarter.”

-MORE-

Consolidated Financial Results

Three Months Ended June 30, 2014 Compared to Three Months Ended June 30, 2013

For the 2014 Quarter, increased volumes from our longwall operation at Tunnel Ridge, the start-up of coal production at our Gibson South mine, and strong sales performance at the Dotiki, Gibson North, River View and MC Mining mines, drove coal sales volumes up 5.6% to a record 10.4 million tons.  ARLP’s total average coal sales price of $55.51 per ton sold in the 2014 Quarter was slightly higher compared to $55.17 per ton sold for the 2013 Quarter.  Compared to the 2013 Quarter, coal production decreased 3.5% to 9.8 million tons in the 2014 Quarter, primarily due to the continued transition to a new mining area at the Warrior mine, the timing of mine vacation days and closure of the Pontiki mining complex in late 2013.

ARLP recorded approximately $4.2 million of revenues in the 2014 Quarter for surface facility services and coal royalties related to ARLP’s participation in development of the White Oak Mine No. 1, which contributed to the increase in other sales and operating revenues compared to the 2013 Quarter.  ARLP also reported net equity in loss of affiliates of $7.4 million for the 2014 Quarter and $5.7 million for the 2013 Quarter primarily due to the allocation of losses related to White Oak’s mine development activities.

Operating expenses in the 2014 Quarter rose 1.6% to $352.9 million as record coal sales led to higher sales-related expenses and increased sales from coal inventories compared to the 2013 Quarter.  The increase in operating expenses was partially offset by a $7.0 million insurance settlement in the 2014 Quarter related to the adverse geological event at the Onton mine in the 2013 third quarter and the absence of higher cost production due to the closure of the Pontiki mine. As discussed below, Segment Adjusted EBITDA expense per ton declined to $34.03 in the 2014 Quarter, an improvement of 4.0% compared to the 2013 Quarter.

General and administrative expenses increased $3.2 million to $19.8 million in the 2014 Quarter, primarily as a result of higher incentive compensation expenses and other professional services.  Depreciation, depletion and amortization decreased $1.2 million to $67.1 million in the 2014 Quarter compared to the 2013 Quarter, primarily as a result of the previously mentioned closure of the Pontiki mine.

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

For the six months ended June 30, 2014 (the “2014 Period”), increases at the Tunnel Ridge, MC Mining and Dotiki mines led to record production and sales volumes as tons produced climbed to 20.0 million tons and tons sold increased to 19.9 million tons, compared to 19.9 million tons and 19.5 million tons, respectively, in the six months ended June 30, 2013 (the “2013 Period”).  Higher coal sales volumes drove 2014 Period revenues to a record $1.1 billion, an increase of 3.5% compared to the 2013 Period.  Average coal sales prices for the 2014 Period increased slightly to $55.43 per ton sold compared to $55.14 per ton sold in the 2013 Period.  For the 2014 Period, net income rose 22.5% to a record $253.6 million, or $2.47 of net income per basic and diluted limited partner unit, and EBITDA increased 14.8% to a record $403.5 million.

-MORE-

Regional Results and Analysis

(in millions, except per ton data)	2014 Second Quarter	2013 Second Quarter	% Change Quarter / Quarter	2014 First Quarter	% Change Sequential

Illinois Basin
Tons sold	8.014	7.547	6.2%	7.482	7.1%
Coal sales price per ton (1)	$52.52	$52.65	(0.2)%	$52.42	0.2%
Segment Adjusted EBITDA Expense per ton (2)	$31.94	$30.96	3.2%	$30.68	4.1%
Segment Adjusted EBITDA (2)	$165.9	$164.6	0.8%	$163.6	1.4%

Appalachia (3)
Tons sold	2.348	2.091	12.3%	2.013	16.6%
Coal sales price per ton (1)	$65.61	$62.03	5.8%	$66.24	(1.0)%
Segment Adjusted EBITDA Expense per ton(2)	$39.99	$46.18	(13.4)%	$42.52	(6.0)%
Segment Adjusted EBITDA (2)	$67.1	$34.1	96.8%	$48.9	37.2%

Total (4)
Tons sold	10.362	9.817	5.6%	9.495	9.1%
Coal sales price per ton (1)	$55.51	$55.17	0.6%	$55.35	0.3%
Segment Adjusted EBITDA Expense per ton (2)	$34.03	$35.44	(4.0)%	$33.91	0.4%
Segment Adjusted EBITDA (2)	$232.8	$195.0	19.4%	$207.9	12.0%

(1)         Sales price per ton is defined as total coal sales divided by total tons sold.

(2)         For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(3)         In 2014, ARLP realigned its segment presentation.  The Appalachia segment is now comprised of the MC Mining, Mettiki and Tunnel Ridge mines.  Results for the Pontiki mine, which ceased operations in November 2013, are now reflected in the other and corporate segment.

(4)         Total includes White Oak, other, corporate and eliminations.

Higher coal sales volumes across ARLP’s operating regions led to a record 10.4 million total tons sold in the 2014 Quarter, an increase of 5.6% and 9.1% over the 2013 and Sequential Quarters, respectively.  Coal sales volumes in the Illinois Basin increased from the 2013 Quarter primarily as a result of strong sales performance from the Dotiki, River View and Gibson North mines and the start-up of production at the Gibson South mine in April 2014.  Commencement of production at Gibson South as well as improved coal shipments in the 2014 Quarter also resulted in higher coal sales volumes compared to the Sequential Quarter.  Increased coal sales volumes from the Tunnel Ridge longwall operation and a strong performance at MC Mining drove coal sales tons for the 2014 Quarter higher in Appalachia, compared to both the 2013 and Sequential Quarters.  As a result of the strong coal sales discussed above, total coal inventory fell by approximately 601,000 tons during the 2014 Quarter.

As anticipated, ARLP’s total coal sales price of $55.51 per ton sold increased slightly compared to both the 2013 and Sequential Quarters.  Compared to the 2013 Quarter, higher coal sales prices in Appalachia reflect improved contract pricing at the Mettiki and Tunnel Ridge mines.

Total Segment Adjusted EBITDA Expense per ton in the 2014 Quarter decreased 4.0% compared to the 2013 Quarter, primarily as a result of strong production performances at our Dotiki, Tunnel Ridge and MC Mining operations, as well as the previously discussed absence of high cost production from the Pontiki mine.  Comparative improvement in total Segment Adjusted EBITDA Expense per ton was partially offset by the impact of difficult mining conditions at the Warrior,

-MORE-

Pattiki and Hopkins mines.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton increased in the 2014 Quarter compared to both the 2013 Quarter and Sequential Quarters primarily due to increased expenses related to start-up of production at our new Gibson South mine, which began incidental coal production during the 2014 Quarter, lower production days due to timing of seasonal vacation schedules and coal production variances discussed above.  These increases were partially offset by the previously mentioned Onton insurance proceeds received during the 2014 Quarter.  Compared to both the 2013 and Sequential Quarters, Segment Adjusted EBITDA Expense per ton in Appalachia benefited from improved productivity and geological conditions from the Tunnel Ridge mine and lower workers’ compensation expense across the region.  Costs in Appalachia also benefited during the 2014 Quarter from reduced contract mining expenses and lower employee benefit costs at the Mettiki mine and increased production in the new Excel No. 4 mining area at the MC Mining operation compared to the 2013 Quarter.

Outlook

Commenting on ARLP’s outlook Mr. Craft added, “ARLP executed extremely well during the first half of 2014 and we currently anticipate performance at our operations will remain strong over the balance of the year — particularly at Tunnel Ridge, Gibson South and MC Mining.  In addition, ARLP has now essentially fully priced and committed its estimated 2014 coal sales volumes as we secured during the 2014 Quarter new coal sales commitments for the delivery of approximately 8.1 million tons through 2017.  As a result, we currently anticipate ARLP’s results over the next two quarters will be comparable to those delivered during the first half of the year.  Our performance to date and expectations for the remainder of 2014 give us confidence that ARLP will deliver its fourteenth consecutive year of record results.”

A conference call regarding ARLP’s 2014 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (866) 510-0707 and provide pass code 29562831.  International callers should dial (617) 597-5376 and provide the same pass code.  Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (888) 286-8010 and provide pass code 27955898.  International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.  ARLP operates ten mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP is also purchasing and funding development of reserves, operating surface facilities and making equity investments in a new mining complex under development in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

-MORE-

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability; our productivity levels and margins earned on our coal sales; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits;  difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 28, 2014 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Tons Sold	10,362	9,817	19,857	19,515
Tons Produced	9,761	10,120	20,014	19,939

SALES AND OPERATING REVENUES:
Coal sales	$575,191	$541,574	$1,100,736	$1,076,083
Transportation revenues	5,810	4,971	11,815	11,905
Other sales and operating revenues	17,561	7,026	28,049	13,638
Total revenues	598,562	553,571	1,140,600	1,101,626

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	352,893	347,437	675,135	696,012
Transportation expenses	5,810	4,971	11,815	11,905
Outside coal purchases	2	790	4	1,392
General and administrative	19,771	16,597	37,206	31,843
Depreciation, depletion and amortization	67,052	68,207	133,893	132,589
Total operating expenses	445,528	438,002	858,053	873,741

INCOME FROM OPERATIONS	153,034	115,569	282,547	227,885

Interest expense, net	(8,748)	(6,218)	(16,811)	(12,836)
Interest income	417	178	806	312
Equity in loss of affiliates, net	(7,373)	(5,699)	(13,614)	(9,566)
Other income	323	353	629	627
INCOME BEFORE INCOME TAXES	137,653	104,183	253,557	206,422

INCOME TAX EXPENSE (BENEFIT)	—	109	—	(589)

NET INCOME	$137,653	$104,074	$253,557	$207,011

GENERAL PARTNERS’ INTEREST IN NET INCOME	$34,781	$30,592	$68,149	$60,362

LIMITED PARTNERS’ INTEREST IN NET INCOME	$102,872	$73,482	$185,408	$146,649

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$1.37	$0.98	$2.47	$1.96

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.61125	$0.565	$1.21	$1.11875

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	74,060,634	73,926,108	74,027,932	73,882,298

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,435	$93,654
Trade receivables	174,753	153,662
Other receivables	1,104	776
Due from affiliates	3,134	1,964
Inventories	54,491	44,214
Advance royalties	11,072	11,454
Prepaid expenses and other assets	5,544	16,186
Total current assets	269,533	321,910

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,703,121	2,645,872
Less accumulated depreciation, depletion and amortization	(1,067,836)	(1,031,493)
Total property, plant and equipment, net	1,635,285	1,614,379

OTHER ASSETS:
Advance royalties	19,021	18,813
Due from affiliate	11,361	11,560
Equity investments in affiliates	176,506	130,410
Other long-term assets	24,287	24,826
Total other assets	231,175	185,609
TOTAL ASSETS	$2,135,993	$2,121,898

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$89,871	$79,371
Due to affiliates	161	290
Accrued taxes other than income taxes	23,318	19,061
Accrued payroll and related expenses	43,307	47,105
Accrued interest	906	996
Workers’ compensation and pneumoconiosis benefits	9,287	9,065
Current capital lease obligations	1,306	1,288
Other current liabilities	13,622	18,625
Current maturities, long-term debt	248,000	36,750
Total current liabilities	429,778	212,551

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	533,750	831,250
Pneumoconiosis benefits	50,924	48,455
Accrued pension benefit	16,933	18,182
Workers’ compensation	53,334	54,949
Asset retirement obligations	76,404	80,807
Long-term capital lease obligations	16,383	17,135
Other liabilities	6,326	7,332
Total long-term liabilities	754,054	1,058,110
Total liabilities	1,183,832	1,270,661

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners - Common Unitholders 74,060,634 and 73,926,108 units outstanding, respectively	1,225,554	1,128,519
General Partners’ deficit	(263,535)	(267,563)
Accumulated other comprehensive loss	(9,858)	(9,719)
Total Partners’ Capital	952,161	851,237
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$2,135,993	$2,121,898

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2014	2013

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$379,389	$373,823

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(154,578)	(163,030)
Changes in accounts payable and accrued liabilities	2,608	(4,055)
Proceeds from sale of property, plant and equipment	19	9
Proceeds from insurance settlement for property, plant and equipment	4,512	—
Purchases of equity investments in affiliate	(60,000)	(47,500)
Payments to affiliate for acquisition and development of coal reserves	(1,401)	(18,860)
Advances/loans to affiliate	—	(2,531)
Net cash used in investing activities	(208,840)	(235,967)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments under term loan	(6,250)	—
Borrowings under revolving credit facilities	142,800	77,000
Payments under revolving credit facilities	(222,800)	(90,000)
Payments on capital lease obligations	(734)	(584)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,991)	(3,015)
Cash contributions by General Partners	111	114
Distributions paid to Partners	(154,904)	(140,860)
Net cash used in financing activities	(244,768)	(157,345)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(74,219)	(19,489)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	93,654	28,283

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$19,435	$8,794

-MORE-

Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Distributable cash flow (“DCF”) is defined as EBITDA excluding equity in loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures. DCF is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA and DCF may not be the same method used to compute similar measures reported by other companies, or EBITDA and DCF may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,	Year Ended December 31,
	2014	2013	2014	2013	2014	2014E Midpoint

Net income	$137,653	$104,074	$253,557	$207,011	$115,904	$430,000
Depreciation, depletion and amortization	67,052	68,207	133,893	132,589	66,841	287,000
Interest expense, gross	8,392	8,913	16,838	17,928	8,446	34,395
Capitalized interest	(61)	(2,873)	(833)	(5,404)	(772)	(1,395)
Income tax expense (benefit)	—	109	—	(589)	—	—
EBITDA	213,036	178,430	403,455	351,535	190,419	750,000
Equity in loss of affiliates, net	7,373	5,699	13,614	9,566	6,241	32,500
Interest expense, gross	(8,392)	(8,913)	(16,838)	(17,928)	(8,446)	(34,395)
Income tax (expense) benefit	—	(109)	—	589	—	—
Estimated maintenance capital expenditures (1)	(57,590)	(57,684)	(118,083)	(113,652)	(60,493)	(239,688)
Distributable Cash Flow	$154,427	$117,423	$282,148	$230,110	$127,721	$508,417

-MORE-

(1)  Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2014 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.90 per produced ton compared to the estimated $5.70 per produced ton in 2013.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended June 30,		Three Months Ended March 31,
	2014	2013	2014

Operating expense	$352,893	$347,437	$322,242
Outside coal purchases	2	790	2
Other (income) loss	(323)	(353)	(306)
Segment Adjusted EBITDA Expense	$352,572	$347,874	$321,938
Divided by tons sold	10,362	9,817	9,495
Segment Adjusted EBITDA Expense per ton	$34.03	$35.44	$33.91

Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.

	Three Months Ended June 30,		Three Months Ended March 31,
	2014	2013	2014

EBITDA (See reconciliation to GAAP above)	$213,036	$178,430	$190,419
General and administrative	19,771	16,597	17,435
Segment Adjusted EBITDA	$232,807	$195,027	$207,854

-END-